EXHIBIT 99.1
PRESS RELEASE

FLEX ANNOUNCES COMPLETION OF THE SPIN-OFF OF
ITS REMAINING INTEREST IN NEXTRACKER
Austin, Texas, January 2, 2024 – Flex (NASDAQ: FLEX) today announced the completion of the spin-off of all of its remaining interest in Nextracker Inc. (“Nextracker”) to Flex shareholders on a pro rata basis.
Under the previously disclosed terms of the transaction, Flex shareholders received approximately 0.17 shares of Nextracker Class A common stock for every Flex ordinary share held as of the record date of December 29, 2023, with 74,432,619 shares of Nextracker Class A common stock issued to Flex shareholders in the aggregate. Flex shareholders will receive cash in lieu of any fractional shares.
As a result of the completion of the spin-off, Flex no longer directly or indirectly holds any shares of Nextracker common stock or any securities convertible into or exchangeable for shares of Nextracker common stock. Flex ordinary shares will continue to trade on Nasdaq under the ticker symbol “FLEX” and shares of Nextracker Class A common stock will continue to trade on Nasdaq under the ticker symbol “NXT”.
About Flex
Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.
Contacts
Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com
Media & Press
Yvette Lorenz
Director, Corporate PR and Executive Communications
(415) 225-7315
Yvette.Lorenz@flex.com